EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 12, 2020

Centrus Reports Third Quarter 2020 Results

•Raised approximately $25 million, before expenses, through an underwritten public offering of Class A Common Stock
•Announced cash tender offer to retire up to $60 million of Series B Senior Preferred Stock
•Net loss of $7.0 million – a decrease of $29.8 million compared to the net income of $22.8 million in 3Q 2019 -- due to variability in the timing of customer deliveries
•Signed an agreement with TerraPower to pursue commercial-scale, domestic production capabilities for High-Assay, Low-Enriched Uranium (HALEU)
•Consolidated cash balance of $152.8 million as of September 30, 2020

BETHESDA, Md. – Centrus Energy Corp. (NYSE American: LEU) today reported a net loss of $7.0 million for the quarter ended September 30, 2020, compared to a net income of $22.8 million for the third quarter of 2019. The net loss allocable to common stockholders was $8.9 million, or $0.83 (basic and diluted) per common share, compared to a net income allocable to common stockholders of $20.9 million or $2.18 (basic) and $2.17 (diluted) per common share, for the third quarter of 2019.

“This has been an exciting quarter for the company, with the launch of the Department of Energy’s Advanced Reactor Demonstration Program – which could jump-start commercial demand for HALEU – and our successful capital raise,” said Daniel B. Poneman, Centrus president and chief executive officer. “Construction of our HALEU demonstration plant is on schedule and on budget, and we are poised to be first to market with this promising new fuel when the demonstration is completed in 2022. We are continuing our efforts to improve our capital structure, having raised approximately $25 million and launched our tender offer to retire up to $60 million of the preferred.”

Financial Results

Centrus generated total revenue of $33.6 million for the third quarter of 2020, a decrease of $71.1 million from the prior year period.

As noted in previous filings, Centrus’ LEU segment is primarily built upon multi-year contracts contained in our sales order book to deliver SWU in which our utility customers have annual, not quarterly, purchase commitments, and Centrus recognizes the revenue from those sales in whatever quarter the customer elects to take delivery of their annual purchase commitment. Revenue in this segment varies considerably from quarter to quarter based on the timing of customer deliveries. That said, there were no SWU deliveries in the three months ended September 30, 2020, with revenue of $0.1 million for ancillary services. As a result, revenue from the LEU segment declined $69.1 million (or 79%) in the three months and $12.7 million (or 10%) in the nine months ended September 30, 2020, compared to the corresponding periods in 2019. SWU sales volume in the nine months ended September 30, 2020, declined 54% compared to the corresponding period in 2019 reflecting the variability in timing of utility customer orders. SWU revenue in the nine months ended September 30, 2020, includes $32.4 million collected in the second quarter from a customer in settlement of a supply contract rejected in bankruptcy court. Excluding these proceeds, the average price per SWU increased 42% in the nine-month period compared to 2019, reflecting the particular contracts under which SWU were sold during the periods.

Revenue from uranium sales increased $5.8 million in the three months and declined $14.7 million in nine months ended September 30, 2020, compared to the corresponding periods in 2019. For the nine-month period, the volume of uranium sold declined 45% and the average price increased 12%.

We anticipate that revenue in the fourth quarter of this year for LEU segment will be the highest of any quarter for 2020, assuming there are no interruptions to our planned customer deliveries based on changes in the market or Covid-19. Cost of sales for the LEU segment declined $34.8 million in the three months and $48.6 million in the nine months ended September 30, 2020, compared to the corresponding periods in 2019. There were no SWU deliveries in the three months ended September 30, 2020. For the nine-month period, the decline in cost of sales reflects the 54% decline in SWU sales volume and the 45% decline in uranium sales volume, partially offset by a 10% increase in the average unit cost of sales for uranium. Cost of sales includes legacy costs related to former employees of the Portsmouth and Paducah Gaseous Diffusion Plants of $2.4 million in the nine months ended September 30, 2020, compared to $2.8 million in the nine months ended September 30, 2019. The average cost of sales per SWU excluding legacy costs declined approximately 3% in the nine months ended September 30, 2020, compared to the corresponding period in 2019. Our inventories are valued at the lower of cost or net realizable value. Valuation adjustments for our uranium inventory to reflect declines in uranium market price indicators totaled $2.3 million in the nine months ended September 30, 2019.

Revenue from the technical solutions segment declined $2.0 million in the three months and increased $13.0 million in the nine months ended September 30, 2020, compared to the corresponding periods in 2019. The increases were primarily the result of work performed under the HALEU contract. Revenue in the current periods included work performed under the UT-Battelle contract and revenue in the prior periods included work performed under an agreement with DOE to decontaminate and decommission its K-1600 facility in Tennessee. The K-1600 contract was completed in October 2019.

Cost of sales for the technical solutions segment was flat in the three months and increased $12.0 million in the nine months ended September 30, 2020, compared to the corresponding periods in 2019, reflecting in part the mix of technical solutions work performed in each of the periods including work performed under the HALEU contract in the current period. Cost of sales benefited by $3.4 million in the three months and $8.7 million in the nine months ended September 30, 2020, for previously accrued contract losses attributable to work performed under the HALEU contract in 2020.

Centrus realized a gross loss of $0.8 million in the three months ended September 30, 2020, compared to a gross profit of $35.5 million in the corresponding period in 2019. In the nine months ended September 30, 2020, we realized a gross profit of $62.6 million compared to a gross profit of $25.7 million in the corresponding period in 2019. We ended the third quarter of 2020 with a consolidated cash balance of $152.8 million.

Selling, general and administrative (SG&A) expenses decreased $2.0 million in the three months compared to the corresponding period in 2019, primarily a result of a decrease in consulting costs of $1.3 million and a decrease in compensation expense of $0.8 million. The decrease in compensation expense is primarily due to a remeasurement of obligations under long-term incentive plans associated with the stock price. Other SG&A expenses increased by a net $0.1 million.

SG&A expenses increased $1.1 million in the nine months ended September 30, 2020, compared to the corresponding period in 2019, primarily due to an increase in consulting costs of $1.7 million related to initiatives including capital financing evaluation, claim recoveries and international trade. Travel and recruiting expenses declined by a total of $0.5 million and other SG&A expenses declined by a net $0.1 million.

About Centrus Energy Corp.

Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.

With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, forward-looking statements mean statements related to future events, may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include but are not limited to the following, which may be amplified by the novel coronavirus (COVID-19) pandemic: risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our 8.25% notes (the “8.25% Notes”) maturing in February 2027 and our Series B Senior Preferred Stock; risks related to the use of our net operating loss (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American LLC (the “NYSE American”); risks related to decisions made by our Class B stockholders and our Series B Senior Preferred stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; risks related to the Company’s capital concentration; risks related to natural and other disasters, including the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government-owned entity TENEX, Joint-Stock Company (“TENEX”), under a commercial supply agreement with TENEX and deliveries under a long-term supply agreement with Orano Cycle (“Orano”); risks related to existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions, including government reviews, that may be taken by the United States government, the Russian government or other governments that could affect our ability to perform under our contract obligations or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements, and risks relating to the 1992 Russian Suspension Agreement (“RSA”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to financial difficulties experienced by customers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services or delays in making timely payment; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential products and services to us; the impact of government regulation including by the U.S. Department of Energy (“DOE”) and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for deployment of the American Centrifuge technology and our ability to perform and absorb costs under our agreement with DOE to demonstrate the capability to produce high assay low enriched uranium (“HALEU”) and our ability to obtain and/or perform under other agreements; risks relating to whether or when government or commercial demand for HALEU will materialize; the potential for further demobilization or termination of our American Centrifuge work; risks related to our ability to perform and receive timely payment under agreements with DOE or other government agencies, including risk and uncertainties related to the ongoing funding of the government and potential audits; the competitive bidding process associated with obtaining a federal contract; risks related to our ability to perform fixed-price and cost-share contracts, including the risk that costs could be higher than expected; risks that we will be unable to obtain new business opportunities or achieve market acceptance of our products and services or that products or services provided by others will render our products or services obsolete or noncompetitive; risks that we will not be able to timely complete the work that we are obligated to perform; failures or security breaches of our information technology systems; risks related to pandemics and other health crises, such as the global COVID-19 pandemic; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; the risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including under Part II, Item1A - “Risk Factors” in this report and under Part I, Item1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019.

These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should be not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this Quarterly Report on Form 10-Q, except as required by law.

Contacts:

Investors: Dan Leistikow (301) 564-3399 or LeistikowD@centrusenergy.com
Media: Lindsey Geisler (301) 564-3392 or GeislerLR@centrusenergy.com

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited; in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Separative work units	$0.1	$75.0	$89.4	$87.4
Uranium	18.6	12.8	23.4	38.1
Technical solutions	14.9	16.9	41.5	28.5
Total revenue	33.6	104.7	154.3	154.0
Cost of Sales:
Separative work units and uranium	19.6	54.4	51.8	100.4
Technical solutions	14.8	14.8	39.9	27.9
Total cost of sales	34.4	69.2	91.7	128.3
Gross profit (loss)	(0.8)	35.5	62.6	25.7
Advanced technology costs	0.2	1.3	1.8	13.0
Selling, general and administrative	6.7	8.7	25.6	24.5
Amortization of intangible assets	1.2	1.8	4.3	4.1
Special charges (credits) for workforce reductions	0.6	0.8	0.5	(2.2)
Gain on sales of assets	—	(0.2)	—	(0.7)
Operating income (loss)	(9.5)	23.1	30.4	(13.0)
Nonoperating components of net periodic benefit expense (income)	(2.2)	(0.1)	(6.6)	(0.2)
Interest expense	—	0.9	0.1	2.9
Investment income	(0.1)	(0.5)	(0.5)	(1.9)
Income (loss) before income taxes	(7.2)	22.8	37.4	(13.8)
Income tax expense (benefit)	(0.2)	—	(0.6)	(0.1)
Net income (loss) and comprehensive income (loss)	(7.0)	22.8	38.0	(13.7)
Preferred stock dividends - undeclared and cumulative	1.9	1.9	5.9	5.9
Net income (loss) allocable to common stockholders	$(8.9)	$20.9	$32.1	$(19.6)

Net income (loss) per common share:
Basic	$(0.83)	$2.18	$3.21	$(2.05)
Diluted	$(0.83)	$2.17	$3.12	$(2.05)
Average number of common shares outstanding (in thousands):
Basic	10,723	9,582	10,008	9,560
Diluted	10,723	9,626	10,282	9,560

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$152.8	$130.7
Accounts receivable	14.1	21.1
Inventories	66.6	64.5
Deferred costs associated with deferred revenue	145.4	144.1
Other current assets	7.4	9.2
Total current assets	386.3	369.6
Property, plant and equipment, net of accumulated depreciation of $2.5 as of September 30, 2020 and $2.2 as of December 31, 2019	4.4	3.7
Deposits for financial assurance	5.7	5.7
Intangible assets, net	65.2	69.5
Other long-term assets	6.6	7.4
Total assets	$468.2	$455.9

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$52.2	$50.7
Payables under SWU purchase agreements	—	8.1
Inventories owed to customers and suppliers	7.8	5.6
Deferred revenue and advances from customers	249.7	266.3
Current debt	6.1	6.1
Total current liabilities	315.8	336.8
Long-term debt	108.0	114.1
Postretirement health and life benefit obligations	131.3	138.6
Pension benefit liabilities	121.2	141.8
Advances from customers	44.9	29.4
Other long-term liabilities	22.6	32.1
Total liabilities	743.8	792.8
Stockholders’ deficit:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $133.1 as of September 30, 2020 and $127.2 as of December 31, 2019	4.6	4.6
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 11,320,689 and 8,347,427 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1.1	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 and 1,117,462 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	0.1	0.1
Excess of capital over par value	84.8	61.5
Accumulated deficit	(367.0)	(405.0)
Accumulated other comprehensive income, net of tax	0.8	1.1
Total stockholders’ deficit	(275.6)	(336.9)
Total liabilities and stockholders’ deficit	$468.2	$455.9

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended September 30,
	2020	2019
OPERATING
Net income (loss)	$38.0	$(13.7)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	4.7	4.5
PIK interest on paid-in-kind toggle notes	—	1.1
Gain on sales of assets	—	(0.7)
Inventory valuation adjustments	—	2.3
Changes in operating assets and liabilities:
Accounts receivable	7.0	31.3
Inventories, net	17.1	(9.3)
Accounts payable and other liabilities	(0.3)	(11.2)
Payables under SWU purchase agreements	(8.1)	(33.0)
Deferred revenue and advances from customers, net of deferred costs	(17.5)	18.9
Accrued loss on long-term contract	(8.7)	—
Pension and postretirement benefit liabilities	(28.1)	(15.9)
Other, net	1.1	(0.8)
Cash provided by (used in) operating activities	5.2	(26.5)

INVESTING
Capital expenditures	(0.9)	—
Proceeds from sales of assets	—	0.7
Cash (used in) provided by investing activities	(0.9)	0.7

FINANCING
Proceeds from the sale of common stock, net	23.8	—
Exercise of stock options	0.2	—
Principal payments on debt	—	(27.5)
Payment of deferred issuance costs	(0.1)	(0.2)
Payment of interest classified as debt	(6.1)	(6.1)
Cash provided by (used) in financing activities	17.8	(33.8)

Increase (decrease) in cash, cash equivalents and restricted cash	22.1	(59.6)
Cash, cash equivalents and restricted cash, beginning of period	136.6	159.7
Cash, cash equivalents and restricted cash, end of period	$158.7	$100.1

Supplemental cash flow information:
Interest paid in cash	$—	$1.5
Non-cash activities:
Conversion of interest payable-in-kind to debt	$—	$0.7
Deferred financing costs included in accounts payable and accrued liabilities	$0.7	$0.4
Right to use lease assets acquired under operating leases	$—	$2.9
Disposal of right to use lease assets for early termination	$—	$0.2
Property, plant and equipment included in accounts payable and accrued liabilities	$0.1	$—